Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), dated as of January 27, 2021, is by and between Vincerx Pharma, Inc., a Delaware corporation (the “Company”), and Tom C. Thomas (“Executive”).

WHEREAS, the Company wishes to retain the services of Executive and Executive wishes to be employed by the Company on the terms and subject to the conditions set forth in this Agreement; and

NOW THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, and the respective covenants, agreements and undertakings set forth herein, the Company and Executive agree as follows:

1. Employment.

(a) Effective Date. Executive’s employment shall commence on March 15, 2021 (the “Effective Date”).

(b) Title; Duties. Executive shall serve as the General Counsel and Chief Legal Officer of the Company and shall have such authority and responsibilities, and perform such duties, as may be consistent with such title and position as may be determined and assigned by the Chief Executive Officer of the Company (the “CEO”).

(c) Time and Effort. Executive agrees to devote substantially all of his normal business efforts and time during normal business hours to the performance of Executive’s duties hereunder and such other duties consistent with such title and position as may reasonably be determined and assigned by the CEO. During the term of this Agreement, Executive shall not engage in any other employment, occupation, consulting or other business activity that competes with the business of the Company or engage in any other activities that conflict or interfere with Executive’s obligations under this Agreement.

(d) Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated by either party as provided in Section 5 hereof.

2. Compensation; Benefits.

(a) Base Salary. Executive shall be paid an annual base salary of $355,000 (the “Base Salary”), payable in accordance with the Company’s standard payroll practices. Executive’s Base Salary shall be reviewed by the Board of Directors of the Company (the “Board”) periodically (but no less than annually) for possible increase (but not decrease) in light of Executive’s performance, external market conditions, the Company’s financial condition and performance and such other factors as the Board deems appropriate. If Executive’s Base Salary is increased from time to time, the most recent higher level shall be deemed to be the Base Salary from that point until otherwise increased (but not decreased).

(b) Bonus Plans. Executive shall be entitled to participate in the Company’s annual performance bonus plan at a level appropriate for the position and duties of Executive and subject to the terms and conditions established by the Board for such bonus plan. Bonuses will be paid annually based on both the success of the Company in meeting its goals and Executive’s individual performance. Executive’s annual target performance bonus will be equal to thirty percent (30%) of the then applicable Base Salary, subject to increase (but not decrease) in light of Executive’s performance, external market conditions, the Company’s financial condition and performance and such other factors as the Board deems appropriate. Except as otherwise provided in this Agreement, Executive must be employed by the Company through the last day of the period to which the bonus relates and on the date on which bonuses are paid in order to be eligible to receive a bonus. Executive shall be entitled to participate in such other bonus plans as may be established by the Company from time to time for executives of the Company at a level appropriate for the position and duties of Executive. The determination whether to establish, amend or discontinue, and the terms and conditions of, any Company bonus plans shall be within the sole discretion of the Board.

(c) Equity Awards. Subject to approval by the Board, Executive shall be granted an incentive or non-statutory stock option (the “Option”), as determined by the Board, to purchase 175,000 shares of the Company’s Common Stock (the “Common Stock”). The exercise price of the Option shall be the fair market value of the Common Stock on the date of grant as determined by the Board. If approved by the Board, the Option shall begin vesting on the Effective Date and, subject to Executive’s continued employment, shall vest over a 36 month period following the Effective Date, with 1/3rd of the underlying shares vesting 12 months following the Effective Date and 1/36th of the underlying shares vesting on each monthly anniversary of the Effective Date thereafter. The Option shall be granted under, and shall be subject to the terms and conditions of, the Company’s 2020 Stock Incentive Plan (the “Plan”) and Executive’s individual Stock Option Agreement.

(d) Vacation. Executive shall be entitled to annual paid vacation time of four (4) weeks, to be taken at such time or times as Executive may select, consistent with his obligations hereunder.

(e) Other Employee Benefits. Executive shall be entitled to participate in any Company-sponsored benefit plans and programs sponsored by the Company, including medical, dental, life and disability insurance, holidays and other perquisites, at a level appropriate for Executive’s position and duties and to the extent that the Company makes such benefits generally available to executives of the Company. Executive’s eligibility to receive such benefits shall be subject in each case to the generally applicable terms and conditions for the benefits in question. The Company may from time to time, in its sole discretion, amend, adjust or discontinue the benefits available to the Company’s executives and employees.

(f) Business Expenses. The Company shall reimburse Executive for all reasonable and customary expenses incurred by Executive in connection with the performance of Executive’s duties hereunder, all in accordance with the Company’s expense reimbursement policy as in effect from time to time. Such reimbursement shall be paid promptly following Executive’s satisfaction of the requirements for expense reimbursement under the Company’s expense reimbursement policy but in no event later than the end of the calendar month following the calendar month in which satisfaction of such requirements occurred.

(g) Withholding, Taxes, Etc. All forms of compensation payable pursuant to this Agreement shall be subject to reduction to reflect applicable withholding and payroll taxes and all other deductions required by law.

3. Proprietary Information and Inventions Agreement. As a condition of Executive’s employment, Executive shall be required to sign and comply with the Proprietary Information and Inventions Agreement attached hereto as Exhibit A (the “PIIA”), which requires, among other things, the assignment of rights to any inventions made during Executive’s employment and non-disclosure of confidential information.

4. Indemnification; D&O Insurance. Executive shall be entitled to indemnification, advancement of expenses and limitation of liability to the fullest extent permitted by law and on terms no less favorable than those provided to other officers and directors of the Company, including entering into any form of indemnification or similar agreement providing for such rights that is entered into with other officers and directors of the Company. In addition, the Company shall obtain and maintain a director and officer insurance policy with coverage and other terms comparable to those for similar companies in the industry and take such action as may be necessary to ensure that Executive is covered by such policy for acts or omissions occurring during his employment.

5. At-Will Employment; Termination of Employment.

(a) At-Will Employment. Executive’s employment with the Company under this Agreement is employment “at-will.” Executive may terminate his employment with the Company at any time and for any reason whatsoever (or no reason) simply by providing written notice to the Company. Likewise, the Company may terminate Executive’s employment at any time, upon sixty (60) days’ written notice to Executive.

(b) Termination for Cause or as a Result of Death, Disability or Resignation without Good Reason. If Executive’s employment is terminated by the Company for Cause (as defined below), or as a result of death or Disability (as defined below) or the resignation by Executive without Good Reason (as defined below), the Company shall pay Executive (i) unpaid Base Salary accrued up to the date of termination, (ii) accrued but unused vacation, (iii) benefits payable to Executive pursuant to the terms and conditions of any benefit plan or program in which Executive participated during the term of his employment, the right to which was vested on the date of his termination under the terms and conditions of such plans and programs, and (iv) unreimbursed business expenses (collectively, the “Accrued Compensation”). Payment of the Accrued Compensation shall be made upon the date of termination, except as may otherwise be provided under the terms of any applicable benefit plan or program.

(c) Termination without Cause or Resignation for Good Reason. If Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason, the Company shall pay Executive the Accrued Compensation and shall provide the additional payments and benefits set forth in this Section 5(c). As a condition to such additional payments and benefits, Executive must execute a full release of claims in a form satisfactory to the Company (the “Release”), which Release shall not be revoked and shall become fully effective and irrevocable within sixty (60) days of Executive’s termination, or such earlier deadline required by the Release (such deadline, the “Release Deadline”).

(i) The Company shall pay to Executive, on the Release Deadline, a lump sum amount (less applicable payroll deductions) equal to (A) one (1) times his then current Base Salary, and (B) one (1) times his then current target bonus for the fiscal year in which such termination occurred as if the Company and Executive had fully achieved all applicable performance goals at their target level and remained employed through the date necessary to receive and fully earn payment of such bonus.

(ii) The vesting of all outstanding stock options, restricted stock units, restricted stock or other compensation based equity awards then held by Executive (the “Equity Awards”) that are subject to time-based vesting shall be accelerated so that the number of shares vested under such Equity Awards shall equal that number of shares that would have been vested if Executive had continued to render employment services to the Company for a period of twelve (12) continuous months following the date of Executive’s termination. The vesting of Equity Awards that are subject to performance-based vesting shall accelerate only to the extent provided in the applicable award agreement. In addition, the period following such termination in which vested stock options or similar Equity Awards may be exercised shall be not be less than three (3) months following such termination.

(iii) Until the earlier of six (6) months following the date of termination or the date Executive becomes eligible for group health insurance coverage through a new employer, if Executive elects to continue health insurance coverage under the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), then so long as Executive is paying COBRA premiums, and beginning in the month following Executive’s termination (or, if later, the Release Deadline, with a catch-up payment for payments deferred pending the Release Deadline), the Company shall pay Executive a monthly payment equal to the amount that was paid by the Company for such coverage as of the date of termination and any increases in such premiums during such period that may be required to maintain the same level of coverage. Executive shall be responsible for filing any necessary paperwork for COBRA coverage, paying all premiums and providing the Company with appropriate evidence of such premium payments.

(d) Impact of Change in Control.

(i) If Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason within three months prior to, or within 12 months following, the consummation of a Change in Control of the Company, Executive shall be entitled to receive the Accrued Compensation and the additional payments and benefits set forth in Section 5(c) hereof on the same terms and conditions, including the execution and effectiveness of the Release by the Release Deadline, provided that all Equity Awards subject to time-based vesting then held by Executive shall vest with respect to 100% of the shares underlying such Equity Awards with such additional acceleration effective on the Release Deadline following the later of such termination or the consummation of the Change in Control.

(ii) In the event that the payments and other benefits provided for in this Agreement or otherwise payable to Executive constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), Executive’s payments and benefits under this Agreement shall be either (A) delivered in full or (B) delivered as to such lesser extent as would result in no portion of such payments and benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code.

(iii) Unless the Company and Executive otherwise agree in writing, any determination required under subsection (ii) above shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5(d)(iii), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make such determination. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5(d)(iii). Any reduction in payments or benefits required by this Section 5(d)(iii) shall occur in a manner necessary to provide Executive with the greatest economic benefit. If more than one manner of reduction of payments or benefits yields the greatest economic benefit, the payments and benefits shall be reduced pro rata, provided that the reduction shall be applied first to any payments or benefits that are not subject to Section 409A and then shall be applied to payments or benefits (if any) that are subject to Section 409A, with the payments or benefits payable latest in time subject to reduction first. To the extent required to avoid a violation of Section 409A of the Code, in no event shall the Company or Executive exercise any discretion with respect to the ordering of any reduction of payments or benefits pursuant to this Section 5(d)(iii).

(e) Definitions. For purposes of this Agreement:

(i) “Cause” shall mean the good faith determination by the Board that one of the following events has occurred following the Effective Date: (A) conviction of, or plea of nolo contendere to, any felony or crime of moral turpitude; (B) act of fraud, theft or embezzlement with respect to the Company; (C) willful failure to substantially perform his duties or comply with lawful Company policies or Board instructions (other than as a result of Executive’s mental or physical disability) that causes material harm to the Company (after written notice thereof and a reasonable opportunity to remedy such failure); (D) willful breach of fiduciary duty that causes material harm to the Company; or (E) willful and material breach of this Agreement or the PIIA (after written notice thereof and a reasonable opportunity to remedy such breach).

(ii) “Change in Control” shall be as defined in the Plan.

(iii) “Disability” shall mean the inability of Executive, with reasonable accommodation, to perform the essential functions of Executive’s position and duties for at least 180 consecutive days.

(iv) “Good Reason” shall mean any action by the Company (or its successors or acquirers) that, without the written consent of Executive, results in any of the following, provided that Executive provides notice to the Company within ninety (90) days of the initial occurrence of any such action, such action is not cured by the Company within thirty (30) days of such notice and Executive resigns within sixty (60) days following expiration of the cure period: (A) a material diminishment in Executive’s title, authority, duties or responsibilities (other than a mere change in title following a Change in Control to a substantially similar position with a successor or acquirer); (B) a material reduction in Executive’s base compensation or target bonus; (C) a material reduction in Executive’s participation in bonus, incentive or other benefit plans or programs or other action that materially and adversely affects Executive’s working conditions, in each case in a manner that affects Executive disproportionately to that of other comparable executives; (D) following a Change in Control, a change in the principal work site of Executive by more than fifty (50) miles; (E) a material breach by the Company of the terms of this Agreement or any Equity Award agreement after written notice thereof and a reasonable opportunity to remedy such breach; or (F) the failure of any successor or acquirer of the Company to assume the Company’s obligations under this Agreement.

(f) Section 409A.

(i) Payments and benefits under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) to the maximum extent possible. If any payments or benefits under this Agreement are or become subject to Section 409A, the relevant provisions of this Agreement are intended to comply with the applicable requirements of Section 409A with respect to such payments or benefits and shall be interpreted and administered consistent with this intent.

(ii) Each payment under this Agreement that is made in a series of scheduled installments shall be deemed a separate payment for purposes of Section 409A. Executive’s date of termination for purposes of determining the date that any payment or benefit is to be paid under this Agreement, and for purposes of determining whether Executive is a “Specified Employee” (within the meaning of Section 409A, as determined by the Company) on the date of termination, shall be the date on which Executive has incurred a “separation from service” within the meaning of Section 409A. If any payment or benefit provided pursuant to this Agreement provides for a “deferral of compensation” within the meaning of Section 409A, (A) the amount of the payment or benefit provided thereunder in any given calendar year shall not affect the amount of such payment or benefit provided in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (B) any portion of such payment or benefit provided in the form of a reimbursement shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (C) such payment or benefit shall not be subject to liquidation or exchange for any other benefit.

(iii) Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Company is a public company on the date of Executive’s termination and Executive is a Specified Employee” (as determined by the Company) on such termination date, and the Company reasonably determines that any payment or benefit under this Agreement on account of such separation from service, constitutes nonqualified deferred compensation that will subject Executive to “additional tax” under Section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or the provision of such benefit if paid or provided at the time specified in the Agreement, then the payment or provision thereof shall be made (without interest) on the first business day of the seventh month following the date of termination or, if earlier, the date of Executive’s death (the “Delayed Payment Date”). The Company and Executive may agree to take other actions to avoid the imposition of a 409A Tax at such time and in such manner as permitted under Section 409A. In the event that this section requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum (without interest) on the Delayed Payment Date.

6. Miscellaneous.

(a) Governing Law. This Agreement and the resolution of any dispute arising out of, related to, or in any way connected with, this Agreement, Executive’s employment with the Company or the termination of such employment shall be governed by the laws of the State of California, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction. To the extent not subject to arbitration as described below, the parties consent to the jurisdiction of all federal and state courts in California, and agree that venue shall lie exclusively in Santa Clara County, California. If any party brings any suit, action, counterclaim or arbitration to enforce or interpret the provisions of this Agreement, the prevailing party therein shall be entitled to recover a reasonable allowance for attorneys’ fees and litigation expenses in addition to court or arbitration costs.

(b) Arbitration. The Company believes that arbitration is the most fair and efficient way to resolve workplace disputes. It is therefore a condition to Executive’s employment that Executive execute and deliver to the Company the Agreement to Arbitrate (“Arbitration Agreement”), in the form attached hereto as Exhibit B. As more fully set forth in the Arbitration Agreement, by signing the Arbitration Agreement, both the Company and Executive agree that, to the fullest extent permitted by law and except as otherwise noted in the Arbitration Agreement, any and all disputes relating in any way to this Agreement, Executive’s employment with the Company or the termination of such employment shall be submitted exclusively to final and binding individual arbitration.

(c) Assignment. This Agreement and all rights hereunder shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and permitted assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; provided, however, that the Company may assign this Agreement without the consent of Executive in connection with any merger, consolidation or other sale or transfer of substantially all of its assets or business provided that the assignee or successor-in-interest to the Company assumes all obligations of the Company under this Agreement. If Executive should die while any amounts are still payable to Executive as provided in this Agreement, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s designated beneficiary or, if there be no such designee, to Executive’s estate.

(d) Notices. All notices provided for or permitted to be given pursuant to this Agreement must be in writing. All notices shall be given to the other party by personal delivery, overnight courier (with receipt signature) or facsimile or email transmission (with confirmation of transmission) to the Company or Executive at the Company’s principal executive offices if to the Company or to the residential address of Executive as contained in Executive’s personnel file if to Executive. Each such notice shall be deemed effective upon the date of actual receipt in the case of personal delivery, receipt signature in the case of overnight courier or confirmation of transmission in the case of facsimile or email.

(e) Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without such provision. The remainder of this Agreement shall be interpreted so as best to effect the intent of the Company and Executive, and the parties shall use their best efforts to find an alternative way to achieve the same result.

(f) Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes, merges and voids all prior or contemporaneous agreements with respect to such subject matter, whether written or oral.

(g) Amendments and Waivers. No amendment, modification or waiver of any of the provisions of this Agreement shall be binding unless in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any provision of this Agreement by the other party will be considered a waiver of any other provision or of the same provision at another time.

(h) Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

[signatures on following page]

VINCERX PHARMA, INC.

By	/s/ Ahmed Hamdy, MD
Ahmed Hamdy, MD
Chairman and Chief Executive Officer

EXECUTIVE

/s/ Tom C. Thomas
Tom C. Thomas

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